March 28, 1998

The Hartcourt Companies, Inc.
19104 S. Norwalk Blvd.
Artesia, California 90701

AttentionMr. Alan V. Phan
                  President

Gentlemen:

This letter is to confirm our understanding with respect to the engagement of DanAllen Investment Group, Inc. (DanAllen) by The Hartcourt Companies, Inc. (Hartcourt) on a non-exclusive basis for one year (the "Engagement Period") to render certain financial advisory and investment banking services to Hartcourt in connection with the raising capital for Hartcourt and other financing transactions.

1. Services to be Rendered. In our role as non-exclusive financial advisor, DanAllen will provide, during the
         Engagement Period, the following services:

         a. We will investigate companies which are possible targets fo acquisition by Hartcourt, as directed by Hartcourt (a "Subject Company").

         b. We will review the proposed acquisition of a Subject Company from both a strategic and valuation viewpoint and render merger, acquisition and advisory services include the following:

                  i. Make recommendations on an acquisition structure, the terms and conditions on which an acquisition could be proposed and the capital structure of the entity formed to effect an acquisition, and help develop strategies as needed to be used in the approach to the Subject Company based on preliminary due diligence; and
                  ii. Assist in preliminary due diligence required to submit initial letters of interest in auction situations.

         c. In the event Hartcourt, in its sole and absolute discretion, elects to pursue an acquisition or merger with any company, DanAllen will, at Hartcourt's request (which shall be at Hartcourt's sole and absolute discretion), render certain financial advisory and investment banking services including the following:

                  i. Assist with the due diligence and review any proposed acquisition from both a strategic and valuation viewpoint.
                  ii. Make recommendations on an acquisition structure, the terms and conditions on which an acquisition could be proposed and the capital
structure of the entity formed to effect an
                             acquisition.
                  iii. Help develop strategies as need to be used in the negotiations with the management and advisors of the Subject Company.
                  iv. Assist in negotiations with, preparation of presentation materials to management, lenders, other sources of financing and other parties
required to effect the acquisition.
                  v. Assist in identifying and approaching sources of financing for the acquisition; and
                  vi. Use our reasonable best efforts to arrange the financing of the acquisition, including:

                             (1)       Identifying    financing    alternatives,
                                       analyzing the  structuring  and timing of
                                       the  financing  and  assessing the terms,
                                       conditions   and   pricing   under  which
                                       financing  could be  obtained in the time
                                       frame    required   to    complete    the
                                       acquisition;
                             (2)       Acting as advisor and agent in raising o
 assisting in raising all financing required
                                       to complete the acquisition; and
                             (3) Presenting as required a letter to the Subject Company or its advisors representing our level of comfort with respect to the financing which will be required for the acquisition.

2. Retainer. As compensation for our services, DanAllen will be paid an advance payment of 100,000 shares of restricted common stock ("Common stock") of Hartcourt as a deposit against fees associated with the first three financings completed by DanAllen for the benefit of Hartcourt.

3. DanAllen's engagement hereunder may be terminated by either Hartcourt or DanAllen at any time with or without cause, upon thirty (30) days written notice to the other party, provided, however, that if DanAllen or Hartcourt so terminates this agreement, DanAllen will promptly return any unearned fees paid pursuant to Section 2 above.

The validity and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to agreements made and to be performed therein. The benefits of this agreement shall inure to the respective successors and assigns of the parties hereto, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns. This Agreement shall be not amended, modified or waived orally.

If the foregoing correctly sets forth our understanding, please sign below and return an executed copy to DanAllen Investment Group, 19 Rector Street, 21st Floor, New York, NY 10005.

Sincerely,

DANALLEN INVESTMENT GROUP, INC.

 /s/ Richard Bell
President

AGREED TO AND ACCEPTED
THE HARTCOURT COMPANIES, INC.

/s/ Alan V. Phan
President